Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

William J. Skidmore Elected Chairman and James J. McCaskey Elected Vice Chairman of the

Boards of Directors of Middlefield Banc Corp. and The Middlefield Banking Company

MIDDLEFIELD, OHIO, May 16, 2019 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) (“Middlefield”) today announced William J. Skidmore has been elected Chairman of the Boards of Directors and James J. McCaskey has been elected Vice Chairman of Middlefield Banc Corp, and The Middlefield Banking Company.

As Chairman of both Boards, Mr. Skidmore succeeds Carolyn J. Turk, who announced in January that she would not be continuing in those roles because of work-related time constraints. Mr. Skidmore has served as Vice Chairman since May 2008 and is now being followed by Mr. McCaskey in those roles.

“I am extremely honored and proud to serve as Middlefield’s Chairman of the Board,” stated William J. Skidmore. “Middlefield has built a strong platform that serves two unique Ohio markets and I look forward to working with the company’s Board of Directors and management team to create long-term value for our shareholders.”

“On behalf of everyone at Middlefield and my fellow Directors, I want to thank Carolyn for her nearly six years of service as our Chairman and I am pleased that Carolyn will continue her service as a Director,” stated Thomas G. Caldwell, President and CEO of Middlefield Banc Corp. “Bill has served Middlefield since 2007 and his business management and banking experience in the northeast Ohio market allows him to provide business and leadership expertise to the Board. I look forward to working with Bill in his expanded leadership role as Middlefield’s Chairman.”

Mr. Skidmore has been a Director of Middlefield since 2007 and has served on the Executive, Compensation, and Corporate Governance and Nominating Committees. He is the Northeast Ohio Senior District Manager of Waste Management and has held progressively responsible positions with Waste

Management and a predecessor company since 1978. A graduate of Bowling Green State University, he previously served on the Board of Directors of both First County Bank in Chardon, Ohio, and of Metropolitan National Bank in Youngstown, Ohio. He has served as a representative to the board of the National Solid Waste Management Association in Washington, D.C.

Mr. McCaskey has been a Director since 2004. Most recently he has served on the Compensation Committee as well as the Corporate Governance and Nominating Committee. He is the President of McCaskey Landscape & Design, LLC, a design-build landscape development company. Mr. McCaskey is currently a Trustee for Munson Township in Geauga County. He has served as a director and trustee of several business and community organizations including the Ohio Landscape Association, Kent State University (Geauga), and Chardon Rotary. Mr. McCaskey holds dual Bachelor’s Degrees in both Biology and Agricultural Production from Wilmington College.

In addition, at the re-organization meeting the following four Directors have been re-elected to new three year terms: Thomas G. Caldwell, Darryl E. Mast, William J. Skidmore, and Carolyn J. Turk.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.28 billion at March 31, 2019. The bank operates 15 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.